SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                                 (Amendment No.)


Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
   [ ]   Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Intelligent Controls, Inc.
-----------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


-----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


   Payment of Filing Fee (Check the appropriate box):
   [x]   No fee required
   [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         (1)   Title of each class of securities to which transaction applies:

               ---------------------------------------------------------------
         (2)   Aggregate number of securities to which transaction applies:

               ---------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               ---------------------------------------------------------------
         (4)   Proposed maximum aggregate value of transaction:

               ---------------------------------------------------------------
         (5)   Total fee paid:

               ---------------------------------------------------------------

   [ ]   Fee paid previously with preliminary materials.
   [ ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)   Amount previously paid:

               ---------------------------------------------------------------
         (2)   Form, Schedule or Registration Statement No.:

               ---------------------------------------------------------------
         (3)   Filing party:

               ---------------------------------------------------------------
         (4)   Date Filed:

               ---------------------------------------------------------------


                                                       [INCON LOGO]
                                                       INTELLIGENT CONTROLS

                         INTELLIGENT CONTROLS, INC.

                                  NOTICE OF
                       ANNUAL MEETING OF SHAREHOLDERS

                                June 2, 2000

Notice is hereby given that the Annual Meeting of Shareholders of Intelligent Controls, Inc. will be held at the Holiday Inn Express, 352 North Street, Saco, Maine at 10:00 a.m. on Friday, June 2, 2000, to conduct the following business:

      1.  To elect the Directors;

      2. To ratify the appointment of PricewaterhouseCoopers, LLP as independent accountants to the Company for the current fiscal year;

      3. To conduct any other business which may lawfully come before said meeting.

A Proxy Statement describing these proposed actions accompanies this Notice of Meeting.

Dated at Saco, Maine this 21st day of April, 2000.

                                       INTELLIGENT CONTROLS, INC.

                                       /s/ Gregory S. Fryer
                                       By: Gregory S. Fryer, Clerk



   NOTE: ALL SHAREHOLDERS ARE ENCOURAGED TO VOTE, DATE, AND SIGN THE PROXY
     CARD ENCLOSED WITH THIS NOTICE AND THE ACCOMPANYING PROXY STATEMENT,
       AND TO RETURN THE COMPLETED PROXY CARD IN THE ENVELOPE PROVIDED.


        Intelligent Controls, Inc. * PO Box 638 * Saco Maine 04072 *
                  Tel: (207) 283-0156 * Fax: (207) 286-1439
                              www. intelcon.com


                         INTELLIGENT CONTROLS, INC.
                           74 Industrial Park Road
                                P.O. Box 638
                              Saco, Maine 04072


                               PROXY STATEMENT
                       ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held June 2, 2000


                                INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Intelligent Controls, Inc. ("INCON" or the "Company") for use at the 2000 Annual Meeting of Shareholders. The Meeting will be held at the Holiday Inn Express Hotel, 352 North Street, Saco, Maine at 10:00 a.m. on Friday,
June 2, 2000.

      When properly executed and returned, the enclosed proxy will be voted in accordance with the choices marked. If no choice is specified, the proxy will be voted as recommended by the Board of Directors. A proxy may be revoked at any time before it is voted. Shareholders may revoke their proxies by delivering written notice to the Clerk of the Company prior to the vote on a given matter by submitting a later dated proxy at or before the Meeting, or by voting in person at the Meeting.

      The record date for determining shareholders entitled to vote at the Meeting (and any adjournment thereof) is April 14, 2000. All shareholders of record as of the close of business on that date will be entitled to cast one vote per share. This Proxy Statement and the accompanying form of proxy for the Meeting are first being mailed to shareholders on or around April 21, 2000.

      A description of matters to be voted upon is set forth at page 7 of this Proxy Statement. Certain information concerning share ownership, management, and compensation appears below.


                          OWNERSHIP OF COMMON STOCK

      As of April 14, 2000, there were 4,739,399 outstanding shares of Intelligent Controls, Inc. common stock, the Companys only authorized class of stock. Set forth below, as of such date, is information concerning beneficial ownership of the Common Stock by directors and executive officers of the Company and by each other person known to the Company to beneficially own more than five percent of the outstanding shares. Except as otherwise noted, all shares are owned directly.


                                                        Number of Shares     Percent
Name                                                   Beneficially Owned    of Class
----                                                   ------------------    --------

Ampersand Specialty Materials and Chemicals III             1,638,462         34.57%
 Limited Partnership and related entities (1)(6)
Charles D. Yie (2)(6)                                       1,649,462         34.72%
Alan Lukas (3)(6)                                           1,004,638         21.15%
Paul E. Lukas (4)(6)                                          376,156          7.93%
Roger E. Brooks (5)(6)                                        499,923         10.55%
George E. Hissong (7)                                          22,500
Paul F. Walsh (7)                                              25,500
Enrique Sales (8)                                              20,600

All directors and executive officers as a group (9)         3,230,165         66.85%

--------------------
<F1>  Ampersand Specialty Materials and Chemicals III Limited Partnership
      and Ampersand Special Materials and Chemicals III Companion Fund Limited Partnership own 1,612,247 and 26,215 shares, respectively. These limited partnerships are herein referred to collectively as "Ampersand." The other controlling persons of Ampersand include ASMC-III MCLP LLP, AMC-III Management Company Limited Partnership, Charles
      D. Yie, Richard A. Charpie, Peter D. Parker, and Stuart A. Auerbach. The address of Ampersand and each controlling person is 55 William Street, Suite 240, Wellesley, Massachusetts 02181.
<F2>  Mr. Yie, a Director of INCON, is a General Partner of ASMC-III MCLP
      LLP, which in turn is a controlling person of Ampersand. As a result, he may be deemed to have beneficial ownership of the shares held by Ampersand. His ownership also includes 11,000 shares purchasable by him within the next 60 days under stock options.
<F3>  Alan Lukas is a Director and executive officer of INCON. His ownership includes 897,583 shares owned directly, 10,000 shares purchasable by him within the next 60 days under a stock option, 66,949 shares owned by his wife, 30,106 shares held in trust for his child. His address is 74 Industrial Park Road, Saco, Maine 04072.
<F4>  Paul Lukas is a non-executive officer of INCON. His ownership includes 371,156 shares owned directly by him, 5,000 shares purchasable by him within the next 60 days under a stock option. His address is 74 Industrial Park Road, Saco, Maine 04072.
<F5>  Mr. Brooks is a Director and executive officer of INCON. His ownership includes 486,923 shares of restricted stock purchased from the Company upon commencement of employment in May 1998, of which all but 256,298 shares are currently subject to certain repurchase rights in favor of the Company, and 13,000 shares acquired by him through other purchases. See "Restricted Stock Agreement with Mr. Brooks" at page 5 below. His address is 74 Industrial Park Road, Saco, Maine 04072.
<F6>  These persons may be deemed to have beneficial ownership over an aggregate of 3,530,179 shares (74.08% of the outstanding shares), by virtue of voting agreements contained in a Stockholders Agreement to which each of them is a party. See "Stockholders Agreement" at page 6 below.
<F7>  Messrs. Hissong and Walsh are non-employee Directors of INCON. Their ownership includes, respectively, 20,000 and 25,500 shares purchasable within the next 60 days under stock options.
<F8>  Mr. Sales is an executive officer of INCON. His ownership includes
      1,850 shares owned directly by him, and 18,750 shares purchasable by him within the next 60 days under a stock option.
<F9>  Includes 92,792 shares purchasable within the next 60 days under stock options.

                           THE BOARD OF DIRECTORS

      The Directors of the Company are elected for one year terms at the Annual Meeting of Shareholders. Set forth below is biographical information for each member of the Company's Board of Directors.

      ROGER E. BROOKS, age 55, became President, Chief Executive Officer, and a Director of INCON in May 1998, upon completion of Ampersand's investment in the Company. From April 1997 until May 1998, he was an Executive in Residence with Ampersand Ventures. From 1984 to 1996, Mr. Brooks served as a Director and President/CEO of Dynisco, Inc., an instrumentation and equipment company. From 1977 to 1984, Mr. Brooks was a Director, Executive Vice President/COO, and Vice President of Marketing & Sales of Thermo Electric Co. Inc., a temperature measurement and control products company. He is a Director of Moldflow Corporation.

      ALAN LUKAS, age 49, founded INCON in 1978 and currently serves as its Vice President of Product Development. He has served as a Director and Chairman of the Board of the Company since its inception, and served as its President/CEO until May 1998. Mr. Lukas serves on the University of Southern Maine Advisory Board for the School of Applied Sciences.

      CHARLES D. YIE, age 41, is a General Partner of Ampersand Ventures, a private equity/venture capital firm. He joined Ampersand Ventures' predecessor firm in 1985, after having gained experience in systems engineering and manufacturing at Hewlett-Packard. Mr. Yie currently serves as a Director or Chairman of a number of companies affiliated with Ampersand Ventures. He became a Director of INCON in May 1998 and serves as Secretary and Treasurer of the Company.

      GEORGE E. HISSONG, age 63, has been employed since 1989 by Hissong Development Corporation, where he serves as Chairman and Treasurer. He also is the owner of Mousam River Campground and President of Stafford Systems, Inc. From 1978 to 1986, Mr. Hissong was Chairman and President of Energy Sciences, Inc. He is a Trustee of the Kennebunk Light and Power District and a Trustee of Goodall Hospital. Mr. Hissong was first elected a Director of INCON in 1996.

      PAUL F. WALSH, age 50, is Chairman and CEO of Clareon Corporation, an Internet based business to business payment engine. From September 1998 until March 2000, he was chairman and CEO of iDeal Partners and a predecessor company. From 1995 to September 1998, Mr. Walsh served as President and Chief Executive Officer of Wright Express Corporation, an information and financial services company. From January 1990 to February 1995, Mr. Walsh was Chairman of BancOne Investor Services Corporation, a financial services company. He is a Director of Staples, Inc. and was first elected a Director of INCON in 1996.

      Ampersand, Mr. Brooks, Alan Lukas, Paul E. Lukas, and certain others are parties to a Stockholders Agreement dated as of May 1, 1998, under which each has agreed to vote his or its shares of stock (i) to limit the size of the Company's Board of Directors to five Directors and (ii) to elect as those Directors Mr. Yie, Mr. Lukas, the Chief Executive Officer (Mr. Brooks), and one designee each of Ampersand and Mr. Lukas. Other provisions of the Stockholders Agreement are described below. See "Stockholders Agreement" at page 6 below.

      Messrs. Hissong, Walsh, and Yie each receive director compensation as follows: (i) cash payments of up to $500 per meeting ($300 per committee meeting) and (ii) one-time grants of stock options for 20,000 shares each as of August 14, 1998 at an exercise price of $2.00 per share, which options vest in 16 equal increments over 4 years on a quarterly basis.

      The Board of Directors has appointed a Compensation Committee, responsible for reviewing the general compensation policies of the Company. The Committee administers the Company's 1998 Employee Stock Option Plan and provides assistance on such other compensation-related matters as the Board or the President may request. The Committee presently consists of Messrs. Yie, Hissong, and Walsh. The Committee met two times in 1999.

      The Board of Directors has appointed an Audit Committee, which presently consists of Messrs. Yie, Hissong, and Walsh. Its function is to oversee the work of the Company's Controller and external accountants and to assure the existence of an effective accounting system. The Committee met one time in 1999.

The Board of Directors held six meetings in 1999. Each Director was present at 75% or more of the total number of Board and Committee meetings he was eligible to attend in 1999.


                 EXECUTIVE COMPENSATION AND RELATED MATTERS

      Set forth below is certain information concerning the compensation of the only executive officers of the Company who received more than $100,000 in salary and bonus compensation during 1999.

SUMMARY COMPENSATION TABLE


                                                Annual Compensation
                                          -------------------------------       All Other
      Name                        Year     Salary      Bonus     Other(1)    Compensation(2)
      ----                        ----     ------      -----     --------    ---------------

      Roger E. Brooks (3)         1999    $191,827    $     0       $0           $8,200
        President and CEO         1998    $147,198    $48,948       $0           $8,518

      Alan Lukas                  1999    $123,600    $     0       $0           $7,803
        VP Product Development    1998    $100,150    $27,624       $0           $5,936
        and Chairman              1997    $ 84,000    $ 7,262       $0           $6,853

      Enrique Sales (4)           1999    $110,000    $     0       $0           $  550
        VP Sales and Marketing

--------------------
<F1>  Exclusive of perquisites of less than $10,000 per year for the named executive officer.
<F2>  Includes $4,200 and $8,518 housing allowance for Mr. Brooks in 1999 and 1998, respectively. Includes Company contributions of $3,090, $1,223, and $2,140 to Mr. Lukas' account under the 401(k) Plan for 1999, 1998, and 1997, respectively, and $4,000 to Mr. Brooks' and $550 to Mr. Sales' accounts under the Plan in 1999. Neither Mr. Brooks nor Mr. Sales was eligible to participate in the Plan before 1999. Also includes Company-paid premiums of $4,713 in each of 1999, 1998, and 1997, under a variable life insurance policy for Mr. Lukas. The policy has a guaranteed minimum death benefit of $300,000. In the event of Mr. Lukas' death, the Company would pay over to Mr. Lukas' estate the net proceeds of the policy, after reimbursement of the Company's premium cost. In the event of termination of Mr. Lukas' employment, he would be entitled to ownership of the policy after reimbursing the Company's premium cost.
<F3>  Mr. Brooks became an executive officer of INCON in May 1998. His salary includes payments made to him as a consultant from February through April of 1998.
<F4>  Mr. Sales became an executive officer of INCON in February 1999.

OPTION GRANTS IN LAST FISCAL YEAR


                            Number of          % of Total
                           Securities       Options Granted
                           Underlying       to Employees in       Exercise or       Expiration
      Name               Options Granted     in Fiscal Year    Base Price ($/sh)       Date
      ----               ---------------    ---------------    -----------------    ----------

      Roger E. Brooks             0
      Alan Lukas                  0
      Enrique Sales           5,000              6.9%               $2.375           12/20/09

The options to Mr. Sales become fully exercisable after four years, with one-quarter becoming exercisable after one year, with the remainder vesting in 12 equal quarterly increments thereafter. Vesting of the options accelerates in the event of a change in control, as defined. No stock appreciation rights were granted by the Company in 1999.


EMPLOYMENT AGREEMENT WITH MR. BROOKS

      Under his Employment Agreement, Mr. Brooks receives salary at the base rate of $175,000 per year (subject to cost of living adjustments and to future salary increases approved by the Board of Directors) and a $600 per month car allowance. Mr. Brooks is also entitled to annual bonuses through the Company's bonus pool. The Company may terminate Mr. Brooks' employment at any time, with or without cause. In the event of a termination without cause, Mr. Brooks will be entitled to between 6 and 12 months' severance compensation, at a rate equal to his then current salary, plus continued participation in Company health insurance and other benefits during such period. The term of the agreement runs through June 30, 2000 and will automatically renew for successive one year terms unless either Mr. Brooks or the Company gives notice to the contrary at least 90 days before the renewal date. If the Company gives notice of non-renewal prior to the third anniversary of the agreement, Mr. Brooks will be entitled to the same severance and benefit arrangements as for a termination without cause.


RESTRICTED STOCK AGREEMENT WITH MR. BROOKS

      In May 1998 INCON sold Mr. Brooks 486,923 shares of common stock at a price of $3.25 per share. He paid for these shares by delivering a promissory note for $1,332,500 and cash in the amount of $250,000. The promissory note from Mr. Brooks bears interest at 5.69% per annum. Principal and interest under the note become payable in 5 years, except that Mr. Brooks' payment obligation may be accelerated if his employment with the Company terminates for any reason. In such event, the note becomes due within either 90 days or one year, depending on the reason for termination of employment. The purchased shares serve as collateral for the note, and are pledged to the Company. Mr. Brooks' personal liability on the note is limited to $200,000 plus the value of the purchased shares, all of which shares are pledged to the Company as collateral.

      The Company has the right (but not the obligation) to repurchase some of the shares from Mr. Brooks at the initial purchase price of $3.25 per share. Initially, the repurchase right extended to all of the shares except 76,923 (representing the number of shares for which Mr. Brooks paid cash at the time of the purchase). The repurchase right lapses as to 25,625 shares for every three months of continued employment (representing 1/16th of the remaining shares); if Mr. Brooks is still employed by the Company on May 1, 2002, the Company's repurchase right will have lapsed entirely. In addition, the repurchase right will lapse as to 102,500 shares if Mr. Brooks' employment terminates due to death or disability or if the Company terminates Mr. Brooks' employment without cause (as defined under his Employment Agreement). The repurchase right will also lapse in its entirety in the event of a "change in control" of the Company (as defined).


EMPLOYMENT AGREEMENT WITH MR. LUKAS

      Under his Employment Agreement, Mr. Lukas receives salary at the base rate of $120,000 per year for his services as Vice President for Product Development (subject to cost of living adjustments and to future salary increases approved by the Board of Directors) and a $30,000 per year retainer for his services as Chairman and a Director. Mr. Lukas is also entitled to annual bonuses through the Company's bonus pool. The Company may terminate these arrangements with Mr. Lukas at any time, with or without cause. In the event of a termination by the Company without cause, Mr. Lukas would be entitled to (i) between 6 and 12 months' severance compensation, at a rate equal to his then current salary, plus continued participation in Company health insurance and other benefits during such period and (ii) continued payment of his $30,000 retainer and health insurance benefits through June 30, 2003, in return for up to 400 hours of consulting services to the Company per year.


APOLLO DEVELOPMENT LEASE

      The Company leases a 13,000 square foot facility from a corporation owned in part by Alan Lukas. This facility is used primarily for corporate office space. The lease expires November 1, 2003 and is renewable, at the Company's option, for an additional one-year term. The Company also has the right to purchase this facility in 2003 at its then fair market value, subject to a specified minimum price of $550,000. The current rent is approximately $69,000 per year (exclusive of utilities, taxes, and insurance, and before application of a $5,400 per year credit for certain improvements paid for by the Company) and is subject to an automatic increase of 3% per year. The Company believes that the rent under this lease is reasonable in relation to prevailing rents for comparable industrial or commercial space. Presently, the rental payments on the building exceed the landlord corporation's monthly payments on its underlying mortgage loan; Alan Lukas' profits from this arrangement currently amount to less than $5,000 per year.


AMPERSAND INVESTMENT AGREEMENT

      The Company is a party to an Investment Agreement with Ampersand Specialty Materials and Chemicals III Limited Partnership and Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, which in May 1998 purchased a total of 1,638,462 shares of INCON common stock from the Company at a price of $3.25 per share (an aggregate purchase price of $5,325,001). The agreement provides Ampersand a right of first refusal on future sales of INCON stock to third parties, and provides Ampersand and Mr. Brooks with rights to require registration of their shares to permit resales of stock by them. Under the agreement, Ampersand and Mr. Brooks also have a right (the "put" right) to require the Company to repurchase their shares. This right is triggered if (i) the Company receives a bona fide offer from an unaffiliated third party to acquire INCON in a transaction that values the common stock at more than $10 per share and (ii) Ampersand endorses the offer but the Company declines to accept the offer. The Company would thereafter be required to purchase the stock of Ampersand and Mr. Brooks at a price equivalent to the third party's offer.


STOCKHOLDERS AGREEMENT

      The Company, Ampersand, Mr. Brooks, Alan Lukas, Paul E. Lukas, and certain related parties have entered into a Stockholders Agreement restricting the voting and transfer of shares of INCON common stock owned by each. The shares owned by these stockholders currently represents approximately 70% of the outstanding INCON stock.

      The stockholders who are parties to the Stockholders Agreement have agreed to vote their shares (i) to limit the size of the Company's Board of Directors to five Directors and (ii) to elect as those Directors Mr. Yie, Alan Lukas, the Chief Executive Officer (Mr. Brooks), and one designee each of Ampersand and Alan Lukas. These stockholders have also agreed to vote their shares in such a way that Ampersand will be able to block certain significant transactions opposed by it, such as financing transactions exceeding $5 million or a merger or other sale of the Company. In the event the "put" right of Ampersand and Mr. Brooks is triggered as described above, these stockholders agree to vote their shares in such a way as to increase the size of the Board of Directors by two Directors, and to elect two nominees of Ampersand to fill those positions. Moreover, for a period of five years, these stockholders agree not to make open-market purchases of INCON common stock and not to initiate or assist in proxy solicitations, except with prior written consent from INCON's Board of Directors. These stockholders have also granted each other certain rights of first refusal to purchase shares that a stockholder proposes to sell to a third party; and to grant each other certain co-sale rights to participate in sales of stock to a third party.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under Section 16(a) of the Securities Exchange Act of 1934, certain persons associated with the Company (Directors, executive officers and beneficial owners of more than 10% of the outstanding common stock) are required to file with the Securities and Exchange Commission and the Company various reports disclosing their ownership of Company securities and changes in such ownership. To the Company's knowledge, all requisite reports in 1999 were filed in a timely manner, except one Form 3 report for Mr. Sales which was filed late.


                       SUMMARY OF ACTIONS TO BE TAKEN

      Set forth below is a summary of matters to be voted upon by shareholders at the Meeting. The Company has been advised that Ampersand and each of the Directors of the Company intend to vote their shares in favor of these matters, in which case each matter will receive a vote sufficient to assure its approval.


ELECTION OF DIRECTORS

      The Company's Articles of Incorporation provide for a Board of Directors of not fewer than three nor more than nine members, as from time to time determined by resolution of the Board of Directors or by the shareholders. Directors are elected at each Annual Meeting of Shareholders for one-year terms.

      A resolution will be offered at the Meeting to establish the number of Directors at five and to re-elect the following five persons as
Directors:

                Alan Lukas, George E. Hissong, Paul F. Walsh,
                     Charles D. Yie, and Roger E. Brooks

The foregoing individuals have each consented to be named as nominees and to serve as Directors if elected. Biographical information concerning these individuals appears at page 3 above.

      The Company's Articles of Incorporation allow for cumulative voting in the election of Directors. A shareholder may require cumulative voting by giving the Company notice of his or her intention to do so. Notice must be received prior to voting on Directors. Under cumulative voting, each holder has the right to as many votes as equals the number of Directors to be elected, multiplied by the number of shares owned by such holder. The effect of cumulative voting would be to ensure that the holders of more than one-sixth of the outstanding shares could (by cumulating their votes) elect at least one of five Directors of the Company.

      Regardless of whether votes are to be cumulated, each Director position will be filled by plurality vote. Abstentions and broker non-votes will not affect the tally of votes cast in the election. (A broker non-vote occurs when a broker, or other fiduciary, votes on at least one matter but lacks authority to vote on another matter.)

               The Board of Directors recommends a vote "for"
             the election of each of the nominees listed above.


RATIFICATION OF ACCOUNTANTS

      The shareholders will be asked to ratify the re-appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 2000. PricewaterhouseCoopers is one of the largest accounting firms in the United States and has substantial experience in auditing financial statements of public companies. One or more representatives of PricewaterhouseCoopers will be present at the Meeting, will have an opportunity to make a statement to the Meeting if they desire to do so, and will be available to respond to appropriate questions.

               The Board of Directors recommends a vote "for" ratification of the appointment of PricewaterhouseCoopers LLP.


                                OTHER MATTERS

      All expenses of this solicitation will be borne by the Company. No person will receive any additional compensation for soliciting proxies from any shareholder. In addition to use of the mails, proxies may be solicited directly, or by telephone or other means, by Company employees. The Company will reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with American Stock Exchange rules for the reasonable expenses of forwarding proxy materials to beneficial owners.

      At the date of this Proxy Statement, Management knows of no other matters that are to be brought before the Meeting. However, if any matters other than those set forth in the accompanying Notice should properly come before the Meeting, the persons named in the enclosed proxy will vote the proxies on such matters in their discretion.

      To be eligible for inclusion in the proxy materials for the 2001 Annual Meeting, a shareholder proposal must be received by the Company in proper written form by December 22, 2000. Any such proposals should be addressed to the attention of the Board of Directors.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/ Gregory S. Fryer
                                       Gregory S. Fryer, Clerk


                         INTELLIGENT CONTROLS, INC.
                                    PROXY
                    (Solicited by the Board of Directors)

The undersigned appoints Alan Lukas and Roger E. Brooks, or either of them, proxies with full power of substitution, to represent and vote all shares of Common Stock of Intelligent Controls, Inc. held by the undersigned, at the Annual Meeting of Shareholders to be held June 2, 2000, or any adjournment thereof.

      1. TO FIX THE NUMBER OF DIRECTORS AT FIVE AND TO ELECT THE FOLLOWING NOMINEES TO THE BOARD OF DIRECTORS:

               Alan Lukas, Roger E. Brooks, George E. Hissong,
                        Paul F. Walsh, Charles D. Yie

              (To withhold authority for one or more nominees,
                     cross out his name or their names)

      2. TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS TO THE COMPANY FOR THE 2000 FISCAL YEAR

                     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

      3. In their discretion, upon such other matters as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed hereby by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the nominated directors and "FOR" proposal 2. The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Meeting.

                                       Dated: _____________________, 2000


                                       ________________________________
                            Signature


                                       ________________________________
                            Signature

                   Personal representatives, custodians, trustees, partners, corporate officers, and attorneys-in-fact should add their titles as such.

PLEASE VOTE AND DATE THIS PROXY, SIGNING IT AS YOUR NAME APPEARS ABOVE AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.